Exhibit 99.1

Build-a-Bear Workshop, Inc. Reports Fiscal 2010 Second Quarter Results

ST. LOUIS--(BUSINESS WIRE)--July 29, 2010--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the 2010 second quarter and first six months ended July 3, 2010. Second quarter 2010 results were impacted by the timing shift of the Easter holiday to the first quarter this year from the second quarter in fiscal 2009.

“Our second quarter sales declined from a year ago driven by a shift that moved Easter into our first quarter this year versus the second quarter last year and later school dismissals that adversely impacted our May results,” stated Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark. “We finished the quarter with an improvement in our comparable store sales trend in June with the release of our Zoo collection and are pleased with the start of the third quarter with double digit comparable store sales growth in July coinciding with the Ice Cream bears launch. As we begin the second half of the year, we remain focused on our number one priority to profitably grow our sales. We will continue to generate a sense of urgency to shop with more frequent and high impact product introductions supported with enticing offers to increase traffic and transactions in our stores.

We also made progress on our strategy to expand product sales beyond our stores entering into a new license agreement with Michaels Stores for the distribution of Build-A-Bear Craftshop kits beginning in September,” Ms Clark added. “We continued to maintain a strong balance sheet, ending the quarter with $31.2 million in cash as we invested $3.3 million since the beginning of 2010 to repurchase shares of our common stock. While we recognize that the environment remains uncertain, we remain confident that our strategies will result in improved performance and increased value for all Build-A-Bear Workshop stakeholders.”

Fiscal 2010 Second-Quarter (13 weeks ended July 3, 2010):

  Total revenues were $74.1 million, a 10.5% decrease from $82.8 million in the fiscal 2009 second quarter (13 weeks ended July 4, 2009). Net retail sales were $72.5 million, a decrease of $8.8 million, or 10.8% compared to $81.3 million in last year’s second quarter. Excluding the impact of foreign exchange, net retail sales decreased 10.2%.
  Consolidated comparable store sales decreased 10.0%, including a 9.7% decrease in North America and an 11.2% decrease in Europe.
  Net retail sales from European operations totaled $12.1 million in the 2010 second quarter, a decrease of $2.1 million, or 14.8% compared to $14.2 million in the 2009 second quarter. Excluding the impact of foreign exchange, European operations net retail sales decreased 11.1%.
  Second quarter net loss was $8.5 million, or $0.45 per share, compared to the fiscal 2009 second quarter net loss of $6.0 million, or $0.32 per share. Second quarter fiscal 2010 net loss included a $0.3 million, or $0.02 per share, non-cash impairment charge related to certain long-term deposits. Second quarter fiscal 2009 net loss included $0.1 million, or $0.01 per share, charge for the Friends 2B Made concept closure, and $0.3 million, or $0.02 per share, non-cash charge resulting from the allocation of losses related to the company's minority investment in Ridemakerz, LLC.

Fiscal 2010 First Six-Months (26 weeks ended July 3, 2010):

  Total revenues were $175.6 million, a 2.7% decrease from $180.5 million in the first six months of fiscal 2009 (26 weeks ended July 4, 2009). Net retail sales were $172.3 million, a decrease of $5.3 million, or 3.0% compared to $177.6 million in the first six months of fiscal 2009. Excluding the impact of foreign exchange, net retail sales decreased 3.4%.
  Consolidated comparable store sales decreased 3.3%, including a 3.3% decrease in North America and a 3.6% decrease in Europe.
  Net retail sales from European operations totaled $27.9 million in the first six months of fiscal 2010, a decrease of $0.4 million, or 1.4% compared to $28.3 million in the first six months of fiscal 2009. Excluding the impact of foreign exchange, European operations net retail sales decreased 3.6%.
  Net loss for the first six months was $6.8 million, or $0.36 per share, equal to the loss in the first six months of fiscal 2009. The net loss for the first six months of fiscal 2010 included a $0.3 million, or $0.02 per share, non-cash impairment charge related to certain long-term deposits. The net loss for the first six months of fiscal 2009 included $0.4 million, or $0.02 per share, charge for the Friends 2B Made concept closure, and $0.3 million, or $0.02 per share non-cash charge resulting from the allocation of losses related to the company's minority investment in Ridemakerz, LLC.

Stores

Build-A-Bear Workshop ended the 2010 second quarter with 346 company-owned stores – 292 in North America and 54 in Europe. The Company opened 1 new store in the second quarter 2010 and no new stores in the 2009 second quarter.

Balance Sheet

The Company ended the 2010 second quarter with a strong balance sheet. As of July 3, 2010, cash and cash equivalents totaled $31.2 million, over 60% of which was held in the United Kingdom, as compared to $30.7 million in cash and cash equivalents at July 4, 2009. Inventory at quarter end increased 1.9% on a square footage basis, excluding non-comparable Zhu Zhu pet inventory. Total inventory at quarter-end was $57.1 million, representing a 20.0% increase on a per square foot basis.

During the second quarter, the company repurchased 243,930 shares of its common stock at a total cost of $1.9 million. At quarter end, the Company had $27.7 million of availability under the current stock repurchase program.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

The replay of the conference call webcast will be available at the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET on July 29, 2010, until midnight ET on August 12, 2010. The telephone replay is available by calling (617) 801-6888. The access code is 83126016.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia, Africa and the Middle East. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at www.buildabearville.com. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2009. For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web site at www.buildabear.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 2, 2010, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may be unable to effectively manage the operations and growth of our company-owned stores; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to operate our European company-owned stores profitably; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; poor global economic conditions could have a material adverse effect on our liquidity and capital resources; and we may be unable to recover amounts due to us from our affiliate, Ridemakerz LLC. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

(Financial Tables Follow)

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	July 3,	% of Total	July 4,	% of Total
	2010	Revenues	2009	Revenues
Revenues:
Net retail sales	$72,488	97.8	$81,307	98.2
Licensing revenue	985	1.3	915	1.1
Franchise fees	661	0.9	612	0.7
Total revenues	74,134	100.0	82,834	100.0
Costs and expenses:
Cost of merchandise sold	50,334	67.9	55,017	66.4
Selling, general and administrative	36,403	49.1	37,508	45.3
Store preopening	77	0.1	17	0.0
Store closing	—	—	230	0.3
Equity losses from investment in affiliate	—	—	533	0.6
Interest expense (income), net	(77)	(0.1)	(23)	(0.0)
Total costs and expenses	86,737	117.0	93,282	112.6
Loss before income taxes	(12,603)	(17.0)	(10,448)	(12.6)
Income tax benefit	(4,126)	(5.6)	(4,479)	(5.4)
Net loss	$(8,477)	(11.4)	$(5,969)	(7.2)

Loss per common share:
Basic	$(0.45)		$(0.32)
Diluted	$(0.45)		$(0.32)
Shares used in computing common per share amounts:
Basic	18,866,448		18,871,415
Diluted	18,866,448		18,871,415

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	July 3,	% of Total	July 4,	% of Total
	2010	Revenue	2009	Revenue
Revenues:
Net retail sales	$172,274	98.1	$177,623	98.4
Licensing revenue	1,951	1.1	1,666	0.9
Franchise fees	1,344	0.8	1,209	0.7
Total revenues	175,569	100.0	180,498	100.0
Costs and expenses:
Cost of merchandise sold	109,440	62.3	116,392	64.5
Selling, general and administrative	75,935	43.3	74,427	41.2
Store preopening	88	0.1	17	0.0
Store closing	—	—	731	0.4
Equity losses from investment in affiliate	—	—	533	0.3
Interest expense (income), net	(108)	(0.1)	(47)	(0.0)
Total costs and expenses	185,355	105.6	192,052	106.4
Loss before income taxes	(9,786)	(5.6)	(11,554)	(6.4)
Income tax benefit	(2,987)	(1.7)	(4,760)	(2.6)
Net loss	$(6,799)	(3.9)	$(6,794)	(3.8)

Loss per common share:
Basic	$(0.36)		$(0.36)
Diluted	$(0.36)		$(0.36)
Shares used in computing common per share amounts:
Basic	18,920,494		18,827,665
Diluted	18,920,494		18,827,665

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	July 3,	January 2,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$31,168	$60,399
Inventories	57,115	44,384
Receivables	3,513	5,337
Prepaid expenses and other current assets	17,370	19,329
Deferred tax assets	7,231	6,306
Total current assets	116,397	135,755

Property and equipment, net	92,634	101,044
Goodwill	31,742	33,780
Other intangible assets, net	2,813	3,601
Other assets, net	10,740	10,093
Total Assets	$254,326	$284,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,341	$32,822
Accrued expenses	6,597	11,185
Gift cards and customer deposits	22,891	29,301
Deferred revenue	9,131	8,582
Total current liabilities	68,960	81,890

Deferred franchise revenue	1,792	2,027
Deferred rent	31,686	34,760
Other liabilities	806	816

Stockholders' equity:
Common stock, par value $0.01 per share	203	204
Additional paid-in capital	78,130	80,122
Accumulated other comprehensive loss	(11,244)	(6,336)
Retained earnings	83,993	90,790
Total stockholders' equity	151,082	164,780
Total Liabilities and Stockholders' Equity	$254,326	$284,273

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

		13 Weeks	13 Weeks	26 Weeks	26 Weeks
		Ended	Ended	Ended	Ended
		July 3,	July 4,	July 3,	July 4,
		2010	2009	2010	2009

Other financial data:
	Retail gross margin ($) (1)	$22,403	$26,721	$63,390	$61,985
	Retail gross margin (%) (1)	30.9%	32.9%	36.8%	34.9%
	Capital expenditures, net (2)	$3,154	$1,563	$6,410	$3,713
	Depreciation and amortization	$6,762	$7,050	$13,629	$14,089
	Sales over the Internet	$1,667	$1,730	$4,489	$4,234

Store data (3):
	Number of company-owned stores at end of period
	North America			292	291
	Europe			54	54
	Total stores			346	345

	Number of franchised stores at end of period			60	61

	Company-owned store square footage at end of period
	North America			848,467	847,330
	Europe (4)			77,520	77,520
	Total square footage			925,987	924,850

	Comparable store sales change (%) (5)
	North America	(9.7)%	(17.5)%	(3.3)%	(19.2)%
	Europe	(11.2)%	8.2%	(3.6)%	7.3%
	Consolidated	(10.0)%	(13.9)%	(3.3)%	(16.0)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.

(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293